Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES FOURTH-QUARTER EARNINGS

OF $0.26 PER DILUTED SHARE

THOMASVILLE, N.C. – (January 28, 2010) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the fourth quarter and year ended December 31, 2009. Revenue for the quarter was $310.9 million compared with $335.8 million for the fourth quarter of 2008. Net income was $9.7 million, or $0.26 per diluted share, for the fourth quarter of 2009 compared with $11.0 million, or $0.30 per diluted share, for the fourth quarter of 2008. Old Dominion’s operating ratio was 93.9% for the fourth quarter of 2009 versus 93.2% for the fourth quarter of 2008.

Revenue for 2009 was $1.25 billion compared with $1.54 billion for 2008. Net income was $34.9 million, or $0.94 per diluted share, for 2009 compared with $68.7 million, or $1.84 per diluted share, for 2008. The Company’s operating ratio was 94.3% for 2009 compared with 91.6% for 2008.

“Consistent with our results throughout 2009, Old Dominion continued to perform relatively well during the fourth quarter despite the weak economic environment,” said Earl Congdon, Executive Chairman of Old Dominion. “Once again we produced solid profitability and continued to improve the productivity of our linehaul, pickup and delivery, and dock operations. Our on-time service performance remained at approximately 99% for the fourth quarter and our cargo claims ratio remained at historical lows. Although our tonnage declined 4.4% as compared with the fourth quarter of 2008, the rate of decline was much lower than the double-digit declines experienced for the preceding three quarters of 2009. Year-over-year tonnage also improved slightly in December, which was the first month of 2009 without a decline.

“Old Dominion’s revenue for the fourth quarter reflects the tonnage decline and a reduction in the Company’s fuel surcharges due to the decrease in the average price of diesel fuel as compared to the fourth quarter of 2009. Although industry-wide pricing continued to be highly competitive, we remained committed to our yield management strategies. As a result, revenue per hundredweight, excluding fuel surcharges, for both the fourth quarter and all of 2009 was flat when compared with the prior year periods.

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ODFL Reports Fourth-Quarter Earnings

January 28, 2010

“We expect the Company’s performance for the fourth quarter will again compare favorably with our industry peer group. Our financial results continue to validate our strong commitment to, and ongoing investment in, best-in-class services that drive on-time, claims-free deliveries. We believe we have differentiated Old Dominion from its competitors by achieving outstanding service performance throughout the economic downturn. We expect this continued service commitment will enhance our prospects for producing stronger financial results as the economic environment improves.

“Old Dominion completed 2009 with a strong balance sheet. Our long-term debt to total capitalization ratio was 34.0% at year end, and we had available borrowing capacity of $109.7 million on our revolving credit facility. We completed 2009 with capital expenditures of approximately $211 million, which included the relocation of five service centers to larger facilities during the fourth quarter and 27 for the year. We also opened four new service centers during 2009, completing the year with a total of 210. We expect our capital expenditures for 2010 to total $90 million to $100 million, reflecting reduced equipment and real estate purchases, and we expect to fund these expenditures primarily through cash provided by operating activities.”

Mr. Congdon concluded, “We saw some signs of market stabilization in the fourth quarter of 2009, although industry demand remains significantly below pre-recession levels and overcapacity in the industry persists. Since we have limited visibility with regard to the competitive landscape or the prospect of an economic recovery in 2010, we will continue to balance the investment in our expansion plans carefully against our profit objectives. However, we plan to maintain the operating capacity and capital to act decisively on industry consolidation and strategic growth opportunities. We believe the strength Old Dominion has demonstrated in this economic downturn has positioned us well competitively to take advantage of an improving economic and industry environment. We also remain confident that industry trends favoring providers of integrated, comprehensive, low cost and high quality services will continue to support long-term growth and increased shareholder value for Old Dominion.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through February 28, 2010. A telephonic replay will also be available through February 6, 2010 at (719) 457-0820, Confirmation Number 3390456.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating fuel prices; (3) the negative impact of any

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ODFL Reports Fourth-Quarter Earnings

January 28, 2010

unionization of the Company’s employees or the passage of legislation that could facilitate unionization; (4) the challenges associated with executing the Company’s growth strategy; (5) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; (6) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (8) the availability and cost of capital for the Company’s significant ongoing cash requirements; (9) the availability and cost of new equipment; (10) the decrease in demand and value for used equipment; (11) the availability and cost of diesel fuel; (12) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (13) seasonal trends in the industry, including the possibility of harsh weather conditions; (14) the Company’s dependence on key employees; (15) the negative impact of potential future changes in accounting practices; (16) the impact caused by potential disruptions to our information technology systems; and (17) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		% Chg.	Twelve Months Ended December 31,		% Chg.
	2009	2008		2009	2008
Revenue from operations	$310,924	$335,836	(7.4)%	$1,245,005	$1,537,724	(19.0)%
Operating income	$18,921	$22,797	(17.0)%	$70,391	$129,070	(45.5)%
Operating ratio	93.9%	93.2%		94.3%	91.6%
Net income	$9,681	$11,048	(12.4)%	$34,871	$68,677	(49.2)%
Basic and diluted earnings per share	$0.26	$0.30	(13.3)%	$0.94	$1.84	(48.9)%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%	37,285	37,285	0.0%

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ODFL Reports Fourth-Quarter Earnings

January 28, 2010

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Fourth Quarter					Year To Date
	2009		2008		% Chg.	2009		2008		% Chg.

Revenue	$310,924	100.0%	$335,836	100.0%	(7.4)%	$1,245,005	100.0%	$1,537,724	100.0%	(19.0)%

Operating expenses:
Salaries, wages & benefits	176,999	56.9%	185,127	55.1%	(4.4)%	718,744	57.7%	804,636	52.3%	(10.7)%
Operating supplies & expenses	48,935	15.7%	54,733	16.3%	(10.6)%	181,329	14.6%	305,158	19.9%	(40.6)%
General supplies & expenses	8,333	2.7%	9,331	2.8%	(10.7)%	36,363	2.9%	44,674	2.9%	(18.6)%
Operating taxes & licenses	13,331	4.3%	12,007	3.6%	11.0%	50,175	4.0%	52,648	3.4%	(4.7)%
Insurance & claims	4,305	1.4%	11,530	3.4%	(62.7)%	23,095	1.8%	34,859	2.3%	(33.7)%
Communications & utilities	3,402	1.1%	3,927	1.2%	(13.4)%	14,614	1.2%	15,345	1.0%	(4.8)%
Depreciation & amortization	23,801	7.7%	22,356	6.6%	6.5%	94,784	7.6%	87,083	5.7%	8.8%
Purchased transportation	7,792	2.5%	8,652	2.6%	(9.9)%	33,786	2.7%	43,035	2.8%	(21.5)%
Building and office equipment rents	3,424	1.1%	3,655	1.1%	(6.3)%	13,550	1.1%	14,556	0.9%	(6.9)%
Miscellaneous expenses, net	1,681	0.5%	1,721	0.5%	(2.3)%	8,174	0.7%	6,660	0.4%	22.7%

Total operating expenses	292,003	93.9%	313,039	93.2%	(6.7)%	1,174,614	94.3%	1,408,654	91.6%	(16.6)%

Operating income	18,921	6.1%	22,797	6.8%	(17.0)%	70,391	5.7%	129,070	8.4%	(45.5)%

Other deductions:
Interest expense, net	3,345	1.1%	3,126	0.9%	7.0%	12,998	1.1%	13,012	0.8%	(0.1)%
Other expense, net	80	0.0%	1,479	0.5%	(94.6)%	228	0.0%	3,392	0.2%	(93.3)%

Income before income taxes	15,496	5.0%	18,192	5.4%	(14.8)%	57,165	4.6%	112,666	7.4%	(49.3)%

Provision for income taxes	5,815	1.9%	7,144	2.1%	(18.6)%	22,294	1.8%	43,989	2.9%	(49.3)%

Net income	$9,681	3.1%	$11,048	3.3%	(12.4)%	$34,871	2.8%	$68,677	4.5%	(49.2)%

Earnings per share:

Basic and diluted	$0.26		$0.30		(13.3)%	$0.94		$1.84		(48.9)%

Weighted average outstanding shares:

Basic and diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

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ODFL Reports Fourth-Quarter Earnings

January 28, 2010

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter			Year To Date
Operating Statistics	2009	2008	% Chg.	2009	2008	% Chg.

Operating ratio	93.9%	93.2%	0.8%	94.3%	91.6%	2.9%
Total tons *	1,209	1,265	(4.4)%	4,902	5,545	(11.6)%
Total shipments *	1,369	1,476	(7.2)%	5,750	6,691	(14.1)%
Rev/cwt ‡	$12.79	$13.18	(3.0)%	$12.70	$13.88	(8.5)%
Rev/cwt less FSC ‡	$11.40	$11.40	0.0%	$11.49	$11.49	0.0%
Rev/shp ‡	$225.81	$225.91	(0.0)%	$216.49	$229.99	(5.9)%
Rev/shp less FSC ‡	$201.20	$195.39	3.0%	$195.81	$190.44	2.8%
Weight per shipment	1,765	1,714	3.0%	1,705	1,657	2.9%
Average length of haul	939	891	5.4%	928	901	3.0%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	December 31, 2009	December 31, 2008
(In thousands)

Current assets	$174,175	$209,230
Net property and equipment	939,495	824,485
Other assets	45,608	41,190

Total assets	$1,159,278	$1,074,905

Current maturities of long-term debt	$36,676	$11,972
Other current liabilities	111,449	130,218

Total current liabilities	148,125	142,190
Long-term debt	268,856	240,017
Other non-current liabilities	149,297	134,569

Total liabilities	566,278	516,776
Equity	593,000	558,129

Total liabilities & equity	$1,159,278	$1,074,905

Notes: Financial and operating data are unaudited

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